Exhibit 10.35

SECOND AMENDMENT
TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (the " Amendment "), made and entered into as of the 11th day of December, 2003, by and between ATLANTA PARKWAY INVESTMENT GROUP, INC., a Delaware corporation (hereinafter referred to as " Landlord "), and MATRIA HEALTHCARE, INC., a Delaware corporation (hereinafter referred to as " Tenant "), successor-by-merger to Healthdyne, Inc., a Georgia corporation.

W I T N E S S E T H :

WHEREAS , Landlord and Tenant entered into that certain One Parkway Center Lease Agreement, dated November 1, 2002 (the " Lease "), relating to certain premises consisting of approximately 110,931 square feet of Rentable Area located at 1850 Parkway Place, Marietta, Georgia, as more fully described in said Lease Agreement, upon the terms and conditions more particularly' set forth therein; and

WHEREAS , pursuant to that certain First Amendment to Lease Agreement dated December 11, 2003 (the " First Amendment "), the aforesaid Lease was amended to modify the square footage of Rentable Area of the Premises to 73,833 square feet of Rentable Area (the " Existing Premises ") effective as of he Contract on Date, and in certain other respects; and

WHEREAS , Landlord and Tenant desire to further amend the aforesaid Lease to provide for the expansion of the Premises by adding an additional 3,872 square feet of Rentable Area thereto, and in certain other respects.

NOW, THEREFORE , for and in consideration of the premises and the sum of TEN AND NO / 100 DOLLARS ($10.00) and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby covenant and agree as follows:

1.    Definitions . The Lease is hereby modified as provided below. All capitalized terms used in this Amendment which are not defined herein shall have the meanings ascribed to such terms in the Lease. All references in the Lease, or in this Amendment to "the Lease" or "this Lease" shall be deemed references to the Lease as amended by the First Amendment and this Amendment.

2.    Expansion . Effective on January 1, 2004 (the " Expansion Date "), the Existing Premises shall be expanded to include the space consisting of 3,872 square feet of Rentable Area located on the ninth (9th) floor of the Building as outlined on the floor plan attached hereto and made a part hereof as Exhibit "A" and identified thereon as the "Expansion Space" (hereinafter referred to as the " Expansion Space "). From and after the Expansion Date, the term " Premises " shall include the Expansion Space , the term " Rentable Area of the Premises ," as defined in Paragraph 1.5 of the Lease, shall mean for all purposes, including the calculation of Base Rental, 77,705 square feet, and " Tenant’s Percentage Share ," as defined "n Paragraph 1.7(b) of the Lease, shall be 34.3690%.

3.    Base Rental; Reimbursements . From and after the Expansion Date, the Base Rental payable in connection with the Premises (as expanded) shall be as set forth in the Lease, and shall be subject to adjustment as set forth in the Lease. The " Base Year " for purposes of Paragraphs 1.7(c) and 4.2 of the Lease shall remain year 2003.

4.    Tenant Improvements . Tenant takes and accepts the Expansion Space from Landlord in its present as-is condition and as suited for the use intended by Tenant, except for such improvements as may be expressly provided for in the Tenant Improvement Agreement attached hereto and made a part hereof as Exhibit "B ." If, for any reason whatsoever, the " Tenant Improvements ," as defined in the Tenant Improvement Agreement, to be completed in the Expansion Space are not substantially completed by January 1, 2 004, the Lease (including this Amendment) shall not be void or voidable, and Landlord shall not be liable to Tenant for any resulting loss or damages resulting therefrom. No delay in delivery of the Tenant Improvements to be completed in the Expansion Space shall operate to relieve Tenant of Tenant’s obligations (including the obligation to pay Base Rental and additional rent under the Lease) to Landlord as provided in the Lease, and the Expansion Date, as defined in this Amendment, and the Expiration Date, as defined in the Lease, shall not be postponed; provided, however, that in the event the Tenant Improvements to be completed in the Expansion Space are not substantially completed by January 1, 2004 and Tenant has not taken delivery or otherwise occupied the Expansion Space, the Base Rental payable with respect to the Expansion Space shall abate until said Tenant Improvements are substantially complete or Tenant takes delivery or otherwise occupies the Expansion Space. Notwithstanding the foregoing, Tenant shall not be entitled to any such rent abatement if and to the extent the delay in completing the Tenant Improvements is attributable to Tenant, its employees or agents (including Tenant’s architect, if any) or any such party’s failure to comply with the provisions hereof.

Landlord agrees to construct or install in the Expansion Space the " Tenant Improvements ," as defined in and to be constructed or installed pursuant to the provisions of the Tenant Improvement Agreement, which is attached hereto as Exhibit "B ." Tenant agrees to comply with all the terms and provisions of the Tenant Improvement Agreement, including, without limitation, the obligation to pay, as additional rent, all amounts due Landlord under Paragraph 3 thereof according to the payment provisions contained in said Paragraph 3. Upon request of Landlord. within thirty (30) days alter the Expansion Space has been substantially completed in accordance with the Tenant Improvement Agreement, Tenant will execute and deliver to Landlord a Tenant Acceptance Agreement in the form attached hereto as Exhibit "C ."

5.    Miscellaneous . Except as expressly modified herein, the Lease shall remain in full force and effect. Landlord and Tenant do hereby ratify and confirm the terms and conditions of the Lease, as amended by the First Amendment and this Amendment. In the event of any conflict between the terms of this Amendment and the terms of the Lease, as amended, the terms of this Amendment shall govern and control. This Amendment constitutes and contains the sole and entire agreement of Landlord and Tenant with respect to the subject matter hereof and no prior or contemporaneous oral or written representations or agreements between the parties and affecting the subject matter hereof shall have any force or effect. This Amendment shall be binding upon the executors, administrators, heirs , successors and assigns of Landlord and Tenant, to the extent permitted under the Lease. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia. Time is of the essence of all of the provisions hereof of which time is a factor.

IN WITNESS WHEREOF , Landlord and Tenant have caused this Amendment to be executed by their duly authorized officers or representatives as of the day and year first above written.
LANDLORD :

ATLANTA PARKWAY INVESTMENT GROUP, INC., a Delaware Corporation

:	By:	/s/
Paul C. Chapman
Title Executive Vice President

TENANT :

MATRIA HEALTHCARE, INC., a Delaware Corporation

Date:	By:	/s/
Parker H. Petit
Title Chairman and CEO

Attest: ____________________________
Print Name: Roberta L. McCaw
Title: VP, Legal Counsel

EXHIBIT B

TENANT IMPROVEMENT AGREEMENT

WHEREAS , the undersigned Landlord and Tenant have executed, sealed, and delivered a certain Second Amendment to Lease Agreement (the " Second Amendment ") to which this Agreement is attached, and into which this Agreement is fully incorporated by reference, as Exhibit B ;

WHEREAS , said Second Amendment provides for the letting of space (the " Expansion Space ") within One Parkway Center, 1850 Parkway Place, Marietta, Georgia (the " Building ");

WHEREAS , the terms " Landlord ," " Tenant ," " 'Premises ," " Building ," " Existing Premises " and " Expansion Space " as used herein shall have the same meanings ascribed thereto as set forth in the Second Amendment; and

WHEREAS , Landlord and Tenant desire to set forth herein their respective agreements regarding the improvement of the Expansion Space;

NOW, THEREFORE , in consideration of the premises, the execution and delivery of the Second Amendment by the parties hereto, the mutual covenants contained herein, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to he legally bound, hereby agree as follows:

Section 1.    Tenant Improvements .

Section 1.01    Definition .

The term " Tenant Improvements " shall mean all improvements to be constructed or installed in or on the Expansion Space in accordance with the Drawings and Specifications, as hereinafter defined.

Section 1.02    Base Building Condition .

The term " Base Building Condition " shall mean the condition of the Expansion Space prior to commencement of the work of constructing and installing the Tenant Improvements.

Section 2.    Drawings and Specifications .

Section 2.01    Definition .

The term " Drawings and Specifications " shall mean (i) the plan attached hereto as Exhibit "B-1" (the " Pricing Plans "), together with (ii) final construction drawings , specifications, finish schedules and the like necessary to commence construction of the Tenant Improvements consistent with the Pricing Plans, which are to be prepared by Landlord's architect (" Landlord’s Architect ") and approved by Landlord and Tenant (the " Construction Drawings "), such approvals not to be unreasonably withheld or delayed; provided, however, that Landlord shall have the right, in its sole discretion, to approve any of the improvements or work contemplated by the Drawings and Specifications which are structural in nature or affect the structural integrity, security or life safety systems of the Building or would require modification of the base Building systems. The Drawings and Specifi c ations, including any changes or modifications thereto, shall be subject to Landlord’s approval, as aforesaid, shall conform with the plans for the Building and shall comply with all applicable laws.
(a)    Tenant desires to use Landlord’s Architect to prepare final working drawings, specifications, finish schedules, and the like necessary to commence construction of the Tenant Improvements. The cost of preparing the Drawings and Specifications (including only one further set of revisions to same if so requested by Tenant) as set forth in this Section 2.01, as well as fees and expenses for constru c tion management, shall be a part of the Tenant Improvement Costs. The cost of any further revisions to such drawings, specifications and finish s c hedules shall be part of Tenant’s Costs under Section 3.03, below.

(b)    As soon as reasonably possible following the execution of this Second Amendment, Landlord shall cause Landlord’s Architect to prepare the Construction Drawings. During the preparation of the Construction Drawings, Tenant shall supply Landlord’s Architect, within two (2) business days following written request therefore, with any information necessary for the completion of the Construction Drawings. Upon completion of the Construction Drawings, Landlord shall deliver the Construction Drawings to Tenant for approval, which approval may not be withheld by Tenant so long as the Construction Drawings are substantially in accordance with the Pricing Plans. Tenant’s approval or disapproval must be provided, in writing, within three (3) business days of Tenant’s receipt of the Construction Drawings. If Tenant validly disapproves the Construction Drawings, Landlord will cause Landlord’s Architect to revise the Construction Drawings and will resubmit the Construction Drawings to Tenant for approval or disapproval, which must be provided by Tenant within two (2) business days. If Landlord and T enant have a dispute about whether the Construction Documents are substantially in accordance with the Pricing Plans, the parties agree to submit the dispute to an independent third-party architect for resolution. The parties agree that the decision of the third-party architect shall be final and binding on the parties.

(c)    On or before the fifteenth (15th) day following approval of the Construction Drawings pertaining to any portion of the Expansion Space by Tenant, Landlord shall obtain from Landlord's contractor (" Landlord’s Contractor ") a price schedule for the Tenant Improvements provided for by such Construction Drawings and shall submit the same to Tenant for its approval. If Tenant disapproves such price schedule, Tenant agrees to work promptly with Landlord’s Architect and Landlord’s Contractor to alter the Drawings and Specifications as necessary to cause the price quotation based thereon to be acceptable to Tenant. The aggregate cost for the Tenant Improvements for all of the Expansion Space, once approved by Tenant, shall hereinafter be referred to as " Tenant Improvement Costs ." Upon determination of the Tenant Improvement Costs with respect to any portion of the Expansion Space, Tenant shall be deemed to have given final approval to the Drawings and Specifications with respect to such portion of the Expansion Space and Landlord shall be deemed to have been authorized to proceed, through Landlord’s Contractor, with the work of constructing and installing the Tenant Improvements in accordance with such Drawings and Specifications.

Section 3.    Payment of Costs .

Section 3.01    Landlord’s Costs for Drawings .

The cost of preparing the drawings, specifications, and finish schedules, as provided in Section 2.01 above, shall be part of the T enant Improvement Costs.

Section 3.02    Landlord’s Allowance for Tenant Improvement Costs .

Landlord shall pay the Tenant Improvement Costs up to, but not exceeding $14.10 per square foot of Rentable Area in the Expansion Space, or $54,595.00 based upon 3,872 square feet of Rentable Area in the Expansion Space (the " Landlord’s Allowance for Tenant Improvement Costs "). A minimum of $27,297.50 (based on $7.05 per square foot of rentable area in the Expansion Space) of the Landlord's Allowance for Tenant Improvement Costs must be expended on permanent and semi-permanent finishes and improvements to the Expansion Space, space planning, architectural design, construction drawings preparation, construction related fees, and permits. The remainder of Landlord’s Allowance for Tenant Improvement Costs may be utilized by Tenant for cabling and wiring of the Expansion Space, moving expenses incurred by Tenant in connection with the expansion of the Premises as contemplated hereby, and any unused portion may be utilized by Tenant as a credit against Base Rental due under the Lease after such time as Landlord has completed construction of the Tenant Improvements; provided, however, that the maximum amount that may be utilized by Tenant as a credit against Base Rental hereunder shall be the sum of $3.52 per square foot of rentable area in the Expansion Space, or $13,648.75 based on 3,872 square feet of rentable area in the Expansion Space. For purposes of applying the credit against Base Rental referenced in the previous sentence, Tenant shall be entitled to apply such credit to the Base Rental next coming due for the first month or months immediately after the month in which Landlord and Tenant have executed the Tenant Acceptance Agreement with respect to the Expansion Space as contemplated by this Second Amendment. Any such amounts utilized by Tenant as a credit against Base Rental shall be considered " Excused Rent " pursuant to Paragraph 6 of the Special Stipulations of this Lease. The remainder of Landlord’s Allowance for Tenant Improvement Costs not utilized by Tenant pursuant to this Section 3.02 shall be retained by Landlord. All improvements made from concrete slab to concrete deck shall be deducted from this allowance.

Section 3.03    Tenant’s Costs .

The aggregate of all costs described in the following subparagraphs (a) through (c) of this Section 3.03 are hereinafter referred to collectively as " Tenants Costs ."

(a)    The Tenant Improvement Costs over and above the Landlord’s Allowance for Tenant Improvement Costs;

(b)    Fees for architects, engineers, interior designers, and other professionals and design specialists incurred by Tenant in connection with the Tenant Improvements other than fees payable to DMA, Inc., if any, by Tenant in connection with the preparation of the portion of the Drawings and Specifications, which fees are to be paid for by Landlord out of the Landlord’s Allowance for Tenant Improvement Costs;

(c)    The cost of making any and all changes in and to the Drawings and Specifications and any and all increased costs in the Tenant Improvement Costs resulting therefrom; and in the event the aggregate of Tenant Costs, as defined above, exceeds Landlord’s Allowance for Tenant Improvement Costs, as specified in Section 3.02 above, then Tenant shall promptly pay the excess to Landlord as additional rent, as set forth in Section 3.04.

Section 3.04    Payment Schedule for Tenant’s Costs .

Tenant shall pay to Landlord the Tenant’s Costs within thirty (30) calendar days after Tenant’s receipt of invoices for the work of constructing and installing the Tenant Improvements from Landlord.

Section 3.05    Changes in Drawings and Specifications .

If at any time after the Tenant Improvement Costs are determined Tenant desires to make changes in the Drawings and Specifications, Tenant shall submit to Landlord for approval working drawings, specifications, and finish schedules for any and all such desired changes. The process of finalizing such drawings and the like shall be as set forth in Section 2 above. Once any and all changes and modifications are approved, Landlord shall promptly submit the same to Landlord’s Contractor for pricing. The procedure for determining an approved cost for such changes shall be as set forth in Section 2 above. Once a cost for such changes has been approved, all references in this Agreement to " Drawings and Specifications " shall be to the Drawings and Specifications adopted pursuant to the procedures of Section 2 above, as changed and modified pursuant to this Section 3.05, and all references to " Tenant Improvement Costs " shall be deemed to include the aggregate approved cost for the changes as determined in this Section 3.05. Once the changes and the costs therefore have been approved, Tenant shall be deemed to have given full authorization to Landlord to proceed with the work of constructing and installing the Tenant Improvements in accordance with the Drawings and Specifications, as changed and modified. Landlord, at its option, can require Tenant to pay in lump sum to Landlord any and all increases in the Tenant Improvement Costs which result from approved changes to the Drawings and Specifications. Any delays in completing the Tenant Improvements which result from either changes in the Drawings and Specifications made by Tenant or from the unavailability of materials specified by Tenant, shall not operate to delay or extend the Commencement Date under the Lease nor the payment of the Base Rental or other charges due under the Lease.

Section 3.06    Failure to Pay Tenant's C osts .

Failure by Tenant to pay Tenant’s Costs in accordance with this Section 3 will constitute a failure by Tenant to pay rent when due under the Lease and shall therefore constitute an event of default by Tenant under the Lease, and Landlord shall have all of the remedies available to it under this Lease and at law or in equity for nonpayment of rent.

Section 3.07    Landlord's Disbursement Obligations .

Landlord agrees to pay the Tenant Improvement Costs as and when the same become due and payable, subject to Tenant’s obligations to reimburse Landlord for Tenant’s Costs as provided in Section 3.04. Landlord shall be entitled to rely on the accuracy of any and all invoices and fee statements for labor and materials performed on or furnished to the Expansion Space in connection with the Tenant Improvements, and to rely, to the extent submitted, on any and all certifications as to Tenant Improvement Costs submitted by Landlord’s Contractor and / or Landlord’s Architect. Notwithstanding the foregoing, the within release and indemnification of Landlord by Tenant shall not release any other third parties, nor shall it waive any and all rights which Tenant may have against other third parties in connection with the payment or nonpayment of Tenant Improvement Costs.

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Section 4.    Finish Work in Addition to Tenant Improvements .

All work in or about the Expansion Space which is not within the scope of the work necessary to construct and install the Tenant Improvements, such as delivering and installing furniture, telephone equipment, and wiring, and office equipment and computer wiring, shall be furnished and installed by Tenant entirely at Tenant’s expense. Tenant shall adopt a schedule for performing such additional work consistent with the schedule of Landlord’s Contractor and shall see that such work is conducted in such a manner as to maintain harmonious labor relations and as not to interfere unreasonably with or to delay the work of constructing or installing the Tenant Improvements. Landlord shall give access and entry to the Expansion Space to Tenant and its contract parties performing such additional work and reasonable opportunity and time to enable Tenant and such contract parties to perform and complete such work. All of such additional work and Tenant’s use (and the use by its contract parties) of the Expansion Space for such purposes shall be entirely in accordance with the Lease, including without limitation this Agreement.

Section 5.    Time is of the Essence .

Time is of the essence of this Agreement. Unless specifically provided otherwise, all references to days or months shall be construed as references to calendar days or months, respectively.

IN WITNESS WHEREOF , the parties hereto have duly executed this Agreement in duplicate, individually or through their respective authorized officers, partners, agents or attorneys-in-fact, as the case may be, and sealed this Agreement or caused their respective seals to be affixed hereto , the day and year set forth below their respective executions, the latest of which is and shall be deemed to be the date of this Agreement.

                TENANT :

MATRIA HEALTHCARE, INC., a Delaware Corporation

Date:	By:	/s/
Parker H. Petit
Title Chairman and CEO

Attest:
Date: November 12, 2003	By:	/s/ Roberta L. McCaw
Roberta L. McCaw
Title VP, Legal Counsel

[CORPORATE SEAL]

LANDLORD :

ATLANTA PARKWAY INVESTMENT GROUP, INC., a Delaware Corporation

Date: December 11, 2003	By:	/s/
Paul C. Chapman
Title Executive Vice President